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                                                                    Exhibit 10.4



                              EMPLOYMENT AGREEMENT


     AGREEMENT by and between United Asset Management Corporation, a Delaware corporation (the "Company"), and James F. Orr III (the "Executive"), dated as of the 15th day of May, 2000.

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to employ the Executive as its President and Chief Executive Officer, and the Executive desires to serve in that capacity;

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the Employment Period (as defined in the next sentence). The "Employment Period" shall mean the period beginning on May 15, 2000 and ending on May 15, 2003; provided, however, that on May 15, 2003 and on each subsequent May 15 (each such May 15 being hereinafter referred to as a "Renewal Date"), unless previously terminated, the Employment Period shall be automatically extended by one year, unless at least 60 days prior to the Renewal Date either party hereto shall give notice to the other that the Employment Period shall not be so extended.

     2. POSITION AND DUTIES. (a) During the Employment Period, the Executive shall serve as the President and Chief Executive Officer, with such duties and responsibilities as are customarily assigned to such positions. Effective as of the first day of the Employment


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Period, the Executive shall be appointed as a member of the Board, and thereafter during the Employment Period he shall be nominated for re-election as a member of the Board. In addition, beginning September 21, 2000 and thereafter during the Employment Period, the Executive shall serve as the Chairman of the Board. At all times during the Employment Period, the Executive shall report directly to the Board.

          (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full business attention and time to the business and affairs of the Company and use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities are reasonable and do not interfere with the performance of the Executive's responsibilities under this Agreement.

          (c) The Executive's services under this Agreement shall be performed primarily at the Company's headquarters in the Boston, Massachusetts metropolitan area.

     3. COMPENSATION. (a) BASE SALARY. During the Employment Period, the Executive shall receive a base salary (the " Base Salary") at the annual rate of $1,000,000, payable at such intervals as the Company pays salaries of its senior executives generally. During the Employment Period, the Base Salary shall be reviewed for possible increase at least annually. Any increase in the Base Salary shall not limit or reduce any other obligation of the Company


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under this Agreement. The Base Salary shall not be reduced after any such increase, and the term "Base Salary" shall thereafter refer to the Base Salary as so increased.

          (a) ANNUAL BONUS. (i) The Executive shall be paid a bonus or bonuses (the "Guaranteed Bonus") for the first twelve months of the Employment Period equal to $1,000,000.

               (ii) The Executive shall also be eligible to earn, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") pursuant to the Company's Operating Cash Flow bonus arrangement (the "Bonus Arrangement"), or any successor shareholder-approved bonus arrangement that meets the requirements of Section 162(m)(4)(C), based upon the achievement of objectives approved by a committee of non-employee members of the Board, with a target Annual Bonus equal to 100% of the Base Salary as in effect at the beginning of such fiscal year, and a maximum Annual Bonus equal to 200% thereof; PROVIDED, that the target and maximum Annual Bonus for 2000 shall be pro-rated based upon the portion of 2000 that is included in the Employment Period; and PROVIDED, FURTHER, that the Annual Bonuses actually paid for 2000 and 2001 shall equal the excess (if any) of the amount so determined over the amount of the Guaranteed Bonus paid in 2000 and 2001, respectively. Notwithstanding the foregoing, for so long as the Executive's Annual Bonus is to be paid under the Bonus Arrangement, the maximum Annual Bonus for any fiscal year shall not exceed the $2 million limit currently in effect under the Bonus Arrangement unless the Company obtains shareholder approval of a higher limit, and the Company shall use its reasonable best efforts to obtain such approval if the Executive's Base Salary is increased above $1,000,000.


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          (c)  STOCK OPTIONS. The Executive shall be granted, on the first day of the Employment Period, stock options (the "Options") with respect to: (i) three hundred thousand shares of the Company's common stock under the Company's Amended and Restated 1994 Stock Option Plan, as amended and restated as of March 31, 1999 (the "First Option Plan") and (ii) subject to approval by the Company's stockholders of the Company's Second Amended and Restated 1994 Stock Option Plan (the "Second Option Plan," and collectively with the First Option Plan, the "Option Plans" ), seven hundred thousand shares of the Company's common stock under the Second Option Plan, at a per share exercise price equal to the fair market value of a share of such common stock on the date of grant; provided, that such one million number of shares shall be subject to adjustment pursuant to Section 9 of each of the Option Plans. The Options shall vest in four equal installments on each of the first four anniversaries of the date of grant, shall have a term of ten years from the date of grant, and shall otherwise be subject to the standard terms and conditions for options under the Option. Plans. The Options shall be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the extent possible.

          (d) OTHER BENEFITS. During the Employment Period: (i) the Executive shall be entitled to participate in all savings, retirement and executive fringe benefit plans, practices, policies and programs of the Company to the same extent as other senior executives of the Company; and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life insurance, group life insurance, accidental


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death and travel accident insurance plans and programs) to the same extent as other senior executives of the Company.

          (e) EXPENSES. (i) The Company shall pay to the Executive, within 90 days following the date of this agreement, the sum of $100,000 for (A) the cost of maintaining temporary housing for himself in the Boston area, (B) the costs of moving his family and household good to a permanent residence in the Boston area, and (C) the closing costs associated with purchasing a permanent residence in the Boston area.

               (ii) During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

          (f) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation of four weeks per year.

     4.   TERMINATION OF EMPLOYMENT.

          (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment upon written notice because of the Executive's Disability during the Employment Period. "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and


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permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

          (b) BY THE COMPANY. (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

               A. the willful and continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury or which occurs after the Executive gives a valid Notice of Termination for Good Reason), after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; or

               B. illegal conduct that results in material damage to the business or reputation of the Company or gross misconduct by the Executive.


No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

               (ii) The Executive's termination for Cause shall be effective when and if a resolution is duly adopted by the Board, stating that in the good faith opinion of the Board, the Executive is guilty of conduct that constitutes Cause under this Agreement, and


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that the Board is therefore terminating the Executive for Cause, and a copy of such resolution is delivered to the Executive.

          (c) GOOD REASON. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

               A. the assignment to the Executive of any duties inconsistent in any respect with paragraph (a) of Section 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive's position, authority, duties or responsibilities, unless, in the case of the first such assignment or action to occur, it is remedied by the Company promptly after receipt of notice thereof from the Executive;

               B.   any failure by the Company to comply with any provision of
          Section 3 of this Agreement, unless, in the case of the first such failure to occur, it is remedied by the Company promptly after receipt of notice thereof from the Executive;

               C. any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than that provided for in Section 2(c) of this Agreement;

               D. any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement; or

               E. any failure by the Company to comply with Section 10(c) of this Agreement.

               (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good


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Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

               (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

          (d) NO WAIVER. The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

          (e) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the date on which the termination of the Executive's employment by the Company for Disability, for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

     5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) OTHER THAN FOR CAUSE, DEATH OR DISABILITY; GOOD REASON. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause or Disability, or the Executive terminates employment for Good Reason, the Company shall pay the amounts described in subparagraph (i) below to the Executive in a lump sum in cash within 30 days after the Date of Termination and shall provide the benefits described in subparagraph (ii). The payments provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability or for the actions of


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the Company leading to a termination of the Executive's employment by the
Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

               (i)  The amounts to be paid in a lump sum as described above are:

                    A. The sum of (1) any portion of the Executive's Base Salary through the Date of Termination that has not yet been paid; (2) the target Annual Bonus for the fiscal year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Date of Termination, and the denominator of which is 365; (3) any earned but unpaid Annual Bonuses for prior fiscal years; (4) any reimbursements to which the Executive is entitled under Section 3(e) for expenses that were incurred before the Date of Termination but have not yet been paid, and (5) pay in lieu of accrued but unused vacation (such sum, the "Accrued Obligations"); and

                    B. Severance pay equal to 2.5 times the sum of (1) the Base Salary at the annual rate as in effect immediately before the Date of Termination (but ignoring any decrease thereof that served as the basis of a termination by the executive for Good Reason) plus (2) the Guaranteed Bonus.

                    (ii) The benefits to be continued as described above are benefits to the Executive and/or the Executive's family at least as favorable as those that would have been provided to them under clause (ii) of Section 3(d) of this Agreement if the Executive's employment had continued for 30 months following the Date of Termination; PROVIDED, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this subparagraph shall be secondary to those provided under such other plan.

               (b) DEATH OR DISABILITY. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company


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shall pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination, and the Company shall have no further obligations under this Agreement.

               (c) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment is terminated by the Company for Cause during the Employment Period, or if the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Executive the Base Salary through the Date of Termination and pay in lieu of any accrued but unused vacation, in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement.

     6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify, nor, subject to Section 10(f), shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement. Notwithstanding the foregoing, the Executive shall not be entitled to receive pay or benefits under the Company's Salary Continuation Plan or any other severance plan, policy, practice or program of the Company.

     7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be


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affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in subparagraph (ii) of Section 5(a), such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

     8. CONFIDENTIAL INFORMATION; NONCOMPETITION. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8(a)) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall an asserted violation of the provisions of this Section 8(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          (b) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this Section 8(b): (i) the "Noncompetition Period" means the period of 30 months following the termination of the Executive's employment with the Company for any reason;
(ii) a "Competitive Activity" means any business or other endeavor the principal activity of which is investment management for a


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fee in the United States of America; and (iii) the Executive shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and retain investments during the Employment Period in not more than five percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market. In no event shall an asserted violation of the provisions of this
Section 8(b) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     9. SUCCESSORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall


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mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     10. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:If to the Executive:

               James F. Orr III
               74 Waites landing
               Falmouth, ME

               With a copy to

               William Schmidt
               Hale and Dorr LLP
               60 State Street
               Boston, MA 02109

               If to the Company:

               United Asset Management Corporation
               One International Place
               Boston, Massachusetts 02110
               Attention: General Counsel


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or to such other address as either party furnishes to the other in writing in accordance with this Section 10(b). Notices and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof, other than the Change of Control Agreement between the Company and the Executive of even date herewith.


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          (g)  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                                       /s/ James F. Orr III
                                       -----------------------------------
                                       James F. Orr III


                                       UNITED ASSET MANAGEMENT
                                        CORPORATION


                                       By: /s/ John A. Shane
                                       -----------------------------------
                                       John A. Shane, duly authorized


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